Exhibit 4.2

Execution Version

ASSUMPTION SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 13, 2011, by and among CDW LLC, an Illinois limited liability company (the “Company”), CDW Finance Corporation., a Delaware corporation (“FinanceCo” and together with the Company, the “Assuming Issuers”), CDW Corporation, a Delaware corporation, and the subsidiaries of the Company party hereto (collectively, the “Guarantors”), CDW Escrow Corporation, a Delaware corporation (the “Escrow Issuer”), and U.S. Bank National Association, as trustee (the “Trustee”), under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Escrow Issuer and the Trustee executed and delivered the indenture dated as of April 13, 2011 (the “Indenture”), providing for the issuance of 8.5% Senior Notes due 2019 (the “Notes”);

WHEREAS, Section 4.22 of the Indenture provides that the Escrow Issuer and the Assuming Issuers may execute and deliver to the Trustee a supplemental indenture pursuant to which the Assuming Issuers shall unconditionally assume all of the Escrow Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein;

WHEREAS, Section 4.22 of the Indenture contemplates that under certain circumstances the Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantors shall unconditionally guarantee all the Assuming Issuers’ Obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein and in the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Escrow Issuer, the Assuming Issuers, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO ASSUME OBLIGATIONS. The Assuming Issuers hereby agree to unconditionally assume the Escrow Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of the Escrow Issuer under the Indenture.

3. AGREEMENT TO GUARANTEE. The Guarantors hereby agree as follows:

(a) The Guarantors hereby become parties to the Indenture as Guarantors and as such will have all of the rights and be subject to all of the obligations and agreements of Guarantors under the Indenture. The Guarantors agree to be bound by all of the provisions of the Indenture applicable to Guarantors and to perform all of the obligations and agreements of Guarantors under the Indenture.

(b) The Guarantors agree, on a joint and several basis, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article X of the Indenture on a senior basis.

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Assuming Issuers or Guarantors, as such, shall have any liability for any obligations of the Assuming Issuers or any Guarantors under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5. RELEASE OF OBLIGATIONS OF THE ESCROW ISSUER. Upon execution of this Supplemental Indenture by the Assuming Issuers, the Escrow Issuer, the Guarantors and the Trustee, the Escrow Issuer is released and discharged from all obligations under the Notes and the Indenture.

6. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary, the Escrow Issuer and the Assuming Issuers.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: April 13, 2011

CDW ESCROW CORPORATION

By:	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President and Treasurer

CDW LLC

By:	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President and Treasurer

CDW FINANCE CORPORATION

By:	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President and Treasurer

CDW CORPORATION

By:	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President and Treasurer

CDW TECHNOLOGIES, INC.

By:	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President and Treasurer

CDW DIRECT, LLC

By:	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President and Treasurer

CDW GOVERNMENT LLC

By:	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President and Treasurer

CDW LOGISTICS, INC.

By:	/s/ Robert J. Welyki
	Name:	Robert J. Welyki
	Title:	Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity but solely as Trustee

By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President